PRICING SUPPLEMENT NO. 96-49 Dated March 10, 1997       Rule 424(b)(2)
To Prospectus Supplement Dated August 22, 1996      File No. 33-64357



                       BENEFICIAL CORPORATION

                     Medium-Term Notes, Series H
                          (Book Entry Notes)


J.P. Morgan Securities Inc. purchased $60,000,000 principal amount of these Medium-Term Notes, Series H, maturing on March 15, 1999, at a principal price of $60,000,000.00 for resale to investors from time to time at prices based on market conditions at the time of resale.


      Floating Rate Notes Due 9 Months or More from Date of Issue

Maturity Date:  March 15, 1999         Initial Interest Rate:
                                         Determined as if the Settlement
Interest Rate Basis:                     Date was an Interest Reset Date.
  LIBOR
                                       Interest Reset Dates:
Specify Other Base Rate: N/A             Same as Interest Payment Dates

Index Maturity: 3-month                Settlement Date (Issue Date):
                                         March 14, 1997
Spread: minus 0.02%
                                       Calculation Agent:
Spread Multiplier: N/A                   The Chase Manhattan Bank

Maximum Interest Rate: N/A             Optional Repayment Date(s):
                                         N/A
Minimum Interest Rate: N/A
                                       Additional Terms:
Interest Payment Dates:                  For the purposes of the Notes
  The 16th day of each March, June,      contemplated hereunder, interest
  September and December commencing      payments will include interest
  on June 16, 1997 through and           accrued to, but excluding, the
  including the Maturity Date.           Interest Payment Date.

Interest Determination Date:
  Two New York and London Business
  Days preceding such Interest
  Reset Date.